Exhibit 99.1

news release

6-MONTH RESULTS FROM EVEREST STUDY EVALUATING VISUDYNE® THERAPY IN PATIENTS WITH POLYPOIDAL CHOROIDAL VASCULOPATHY

For Immediate Release	December 9, 2009

VANCOUVER, CANADA— QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) welcomed the 6-month results from the Novartis-sponsored EVEREST study which were presented during a scientific review today by Novartis in Basel, Switzerland. EVEREST is the first multi-center, double-masked, indocyanine green angiography (ICG-A) -guided randomized controlled trial with an angiographic treatment outcome designed to assess the effect of Visudyne® (verteporfin photodynamic therapy) alone or in combination with Lucentis® (ranibizumab) compared with Lucentis alone in patients with symptomatic macular polypoidal choroidal vasculopathy (PCV). A total of 61 PCV patients of Asian ethnicity from 5 countries (Hong Kong, Taiwan, Korea, Thailand, and Singapore) participated in the study.

The key results from EVEREST include:
•
Complete Polyp Regression (primary endpoint): Visudyne combination with Lucentis and Visudyne monotherapy showed a significantly higher proportion of patients with complete polyp regression at month 6 than the Lucentis monotherapy group. Complete polyp regression was achieved in 77.8% of patients who received the Visudyne - Lucentis combination, while 71.4% of Visudyne monotherapy patients had complete regression compared with 28.6% of patients in the Lucentis monotherapy group (p=0.0018 for combination, p=0.0037 for Visudyne vs. Lucentis).

•
Best Corrected Visual Acuity from baseline to Month 6: On average, patients in all groups gained vision, with patients in the combination group achieving the highest gain (+10.9 letters from baseline). Lucentis monotherapy patients gained +9.2 letters, and Visudyne monotherapy patients +7.5 letters. Differences between the groups are not statistically significant.

•	All therapies were well tolerated and the safety findings were consistent with the established safety profiles of Visudyne and Lucentis.

“EVEREST suggests that in a majority of patients, Visudyne therapy, with or without Lucentis, may lead to complete regression of the polyps that can cause vision loss in patients with PCV, a potentially devastating eye disease,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “While published case studies had implied this effect, EVEREST is, to our knowledge, the first randomized, controlled trial designed to corroborate such observations.”

About EVEREST

EVEREST is the first multicenter, double-masked, ICG-Angiography-guided randomized controlled trial with an angiographic treatment outcome (6 month) designed to assess the effect of Visudyne alone or in combination with Lucentis vs. Lucentis alone in patients with symptomatic macular PCV. EVEREST was solely sponsored by Novartis and data are property of Novartis Pharma AG, Basel.

A total of 61 PCV patients of Asian ethnicity from 5 countries (Hong Kong, Taiwan, Korea, Thailand, and Singapore) were randomly assigned to:
•	Visudyne + Lucentis combination (n=19) or
•	Visudyne monotherapy (n=21) or
•	Lucentis monotherapy (n=21)

Visudyne was administered at standard fluence (600 mW/cm2). Patients were assessed monthly. Starting at Month 3, patients were treated on an as-needed basis according to pre-specified study specific re-treatment criteria (complete polyp regression, leakage as determined by fluorescein angiography and 5-letter visual acuity loss from best measured value, according to treatment intervals specified in the European Visudyne and Lucentis labels).

About PCV
Polypoidal choroidal vasculopathy (PCV) was first described by Yanuzzi et al in 1990 (Yanuzzi et al.. Retina 1990; 10(1):1-8). PCV lesions have been found in patients of many different racial backgrounds but are known to selectively affect patients of pigmented races. PCV lesions have been found to account for 23-55% of patients with presumed neovascular AMD in Asian countries as opposed to patients of Caucasian origin where PCV lesions have been found in roughly 8-13% of patients with presumed neovascular AMD (Sho et al. Arch Ophthalmol 2003) (Ciardella et al. Surv Ophthalmol. 2004;49:25–37).

PCV lesions are differentiated clinically by their characteristic orange-red polyp-like structures that contain branching inner choroidal vascular networks of blood vessels. About half of patients who have PCV lesions develop significant vision loss, while good vision is preserved in the others (Uyama et al. Am J Ophthalmol 2002;133:639-648). Indocyanine green angiography (ICG-A) is considered the gold standard for the diagnosis of PCV as it allows for the physician to identify these characteristic vascular networks originating from macular choroidal vessels.

About Visudyne
Visudyne therapy is a two-step procedure involving the intravenous administration of the drug into the patient’s arm. A non-thermal laser light is then shone into the patient’s eye to activate the drug. This produces a reaction that closes the abnormal leaky vessels, resulting in a stabilization of the corresponding vision loss.

Visudyne is approved worldwide for the treatment of a form of wet AMD, the leading cause of legal blindness in people over the age of 50, and has been used in more than two million treatments worldwide. Visudyne is commercially available in more than 80 countries for the treatment of predominantly classic subfoveal CNV. In addition, over 60 countries have approved Visudyne to treat one or more other macular neovascular conditions such as minimally classic and occult with no classic AMD lesions, pathologic myopia and presumed ocular histoplasmosis.

Visudyne is generally well tolerated and has a well established safety profile. The most commonly reported side effects include injection site reactions and visual disturbances. In addition, some patients experienced back pain, usually during the infusion. Using the approved light dose of 50 J/cm2 between 1% and 5% of patients experienced a substantial decrease in vision in the first 7 days with partial recovery in some patients. After treatment, patients should avoid direct sunlight for five days to prevent sunburn. People with porphyria should not be treated with Visudyne.

About combination of Visudyne PDT and Lucentis

The combination of Visudyne and Lucentis is not approved by the regulatory authorities for the treatment of wet AMD.

About QLT
QLT Inc. is a pharmaceutical company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne for the treatment of wet-AMD, and the development of drugs to be delivered in our proprietary punctal plug devices. For more information, visit our website at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
kpeterson@qltinc.com

The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
or
Marcy Nanus
Telephone: 646-378-2927
mnanus@troutgroup.com

Lucentis® is a registered trademark of Genentech, Inc.
Visudyne® is a registered trademark of Novartis AG.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”

Forward-Looking Statements
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our statements concerning the potential of Visudyne therapy, with or without Lucentis, to lead to complete regression of polyps in patients with PCV; any future expectations concerning Visudyne-Lucentis combination therapy; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the results of clinical studies may not result in increased use of Visudyne; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne monotherapy, Visudyne-Lucentis combination therapy and our punctal plug technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.